Exhibit 10.10

Five Prime Therapeutics, Inc.

Two Corporate Drive

South San Francisco, CA 94080

Main: (415) 365-5600   Fax: (415) 520-9842

December 2, 2010

Francis Sarena

[Home Address]

Dear Francis,

We are very pleased to extend to you an offer of employment with Five Prime Therapeutics, Inc. as Vice President, General Counsel and Corporate Secretary, reporting directly to me, as President and Chief Executive Officer.

We would like for your full-time employment with the Company to begin at your earliest convenience, but no later than Wednesday, December 15, 2010.

You will be paid at a semi-monthly rate of $12,500.00 which is equivalent to $300,000 per year. Once you begin full-time employment, you will be eligible to receive FivePrime’s package of benefits available to all regular, full-time employees. These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

Effective January 1, 2011, you will be eligible to participate in the Company’s Bonus Program based on an assessment of meeting individual goals (50%) as well as the Company’s attainment of corporate goals (50%). Your target bonus amount is 30% of your base salary.

Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 300,000 shares of the Company’s common stock. The exercise price per share will be the market price set by the Board of Directors at date of grant. Twenty-five percent (25%) of the shares will vest on the first (1st) anniversary of your date of hire, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months. Other grant terms will be as provided in the 2010 Equity Incentive Plan, your grant notice, and the stock option agreement that you will sign to document the grant.

During your tenure with the Company, you will be expected to abide by Company policies and procedures. As a condition of this offer of employment, you will be required: 1) to provide the Company with proof of your right to work in the United States; and 2) to sign and comply with the Company’s Employee Confidentiality and Inventions Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime’s proprietary information.

In your work for the Company, you will be expected to refrain from use or disclosure of any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Further, you agree that you will not bring onto Company premises any unpublished documents or property of any former employer or other person to whom you have an obligation of confidentiality.

Assuming you accept this offer of employment, you may terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying the Company. Likewise, FivePrime may terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing and signed by a Company officer.

This letter, together with the Employee Confidentiality and Inventions Assignment Agreement, will constitute the complete and exclusive statement of your employment agreement with FivePrime, and these terms supersede any other oral or written agreements or promises made to you.

To accept this offer of employment, please sign, date and return this letter by the end of the business day on Tuesday, December 7, 2010. Please either fax the document to (415) 520-9842, attention Lauretta Cesario, or email a scanned copy to eFax-HR@fiveprime.com.

Again, Francis, I am very pleased to make this offer to you. I believe you bring a great deal to FivePrime at this stage of our development and that your contributions will be important in continuing our progress. We all look forward to having you join our team as we continue to build a vibrant and successful company.

Very truly yours,

/s/ Julia P. Gregory
Julia P. Gregory
President and Chief Executive Officer

Accepted:

/s/ Francis Sarena
Francis Sarena

December 2, 2010
Date